As Filed Electronically with the Securities and Exchange Commission on June 5, 1998


                           REGISTRATION NO. 333-49027

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           SPEEDWAY MOTORSPORTS, INC.
             (Exact name of Registrant as Specified in Its Charter)

                  DELAWARE                            51-0363307
        (State or Other Jurisdiction of           (I.R.S. Employer
        Incorporation or Organization)            Identification No.)

                      U.S. HIGHWAY 29 NORTH, P.O. BOX 600
                            CONCORD, NORTH CAROLINA
                    (Address of Principal Executive Offices)

                                   28026-0600
                                   (Zip Code)

              SPEEDWAY MOTORSPORTS, INC. FORMULA STOCK OPTION PLAN
                            (Full Title of the Plan)

                              MR. O. BRUTON SMITH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           SPEEDWAY MOTORSPORTS, INC.
                             U.S. HIGHWAY 29 NORTH
                                  P.O. BOX 600
                       CONCORD, NORTH CAROLINA 28026-0600
                    (Name and Address of Agent for Service)

                                 (704) 455-3239
         (Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
                                                           Proposed                 Proposed
        Title of                                            Maximum                  Maximum
       Securities                  Amount                  Offering                 Aggregate                  Amount of
          to be                     to be                    Price                  Offering                  Registration
       Registered                Registered                Per Share                  Price                        Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock               100,000(1)  shares         Not Applicable(1)          Not Applicable(1)         Not Applicable(1)
($0.01 par value)
------------------------------------------------------------------------------------------------------------------------------

         (1) A registration fee of $6,485.00 was paid with the initial filing of this Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 31, 1998.

         This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 initially filed by the Registrant on March 31, 1998 (File No. 333-49027) contains a Reoffer Prospectus relating to certain resales of Control Shares prepared in accordance with the requirements of General Instruction C to Form S-8.

                                   PROSPECTUS

                           SPEEDWAY MOTORSPORTS, INC.

                                 100,000 SHARES
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                           SPEEDWAY MOTORSPORTS, INC.
                           FORMULA STOCK OPTION PLAN

         This Prospectus relates to an aggregate of 100,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Speedway Motorsports, Inc. (the "Company"), issuable upon the exercise of options which have been granted pursuant to the Company's Formula Stock Option Plan (the "Plan") and which may be offered for resale from time to time by the individuals hereinafter identified (the "Selling Security Holders") in their discretion and for their own account.


         The Selling Security Holders have advised the Company that the Shares covered hereby will be offered and sold, from time to time, by or for their account in solicited or unsolicited transactions on or off the New York Stock Exchange. Sales will be effected at such prices and for such consideration (which need not be cash) as may be obtainable and as may be satisfactory to the Selling Security Holder. The last sale price of the Common Stock on the New York Stock Exchange on June 4, 1998 was $25.44 per share.


         The Company does not know of any arrangement or agreement between the Selling Security Holders and any underwriter, broker or dealer for the offering or sale of the Shares offered hereby. The Company expects that the Selling Security Holders will sell the Shares through one or more registered brokers or dealers and that discounts and commissions will be paid individually by the Selling Security Holders in connection with such sales. All costs, expenses and fees incurred in connection with the registration of the Shares are being borne by the Company, but all selling and other expenses incurred by the Selling Security Holders will be paid by the Selling Security Holders. The Company will not receive any of the proceeds from sales of the Shares. The Company does not know the approximate date of proposed sale to the public.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PURCHASERS OF THE SHARES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.


                  The date of this Prospectus is June 5, 1998

                               TABLE OF CONTENTS

AVAILABLE INFORMATION                                     2

INCORPORATION BY REFERENCE                                3

THE COMPANY                                               3

RISK FACTORS                                              4

USE OF PROCEEDS                                           7

SELLING SECURITY HOLDERS                                  7

PLAN OF DISTRIBUTION                                      8

MATERIAL CHANGES                                          8

INDEMNIFICATION                                           8

SIGNATURES                                               10

         Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations, or relating to the Company's future capital projects, and the Company's future sponsorship of races, are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1993, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the other factors noted with such forward looking statements, include: general economic conditions in the Company's markets, including inflation, recession, interest rates and other economic factors; casualty to or other disruption of the Company's facilities and equipment; disruption of the Company's relationship with the National Association of Stock Car Auto Racing, Inc. ("NASCAR"), and other factors that generally affect the business of sports and recreational companies.

                             AVAILABLE INFORMATION

         The Company is subject to the informational and reporting requirements of the Exchange Act, and in accordance therewith is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), relating to its business, financial condition and other matters. Such reports, proxy statements and other information, may be inspected and copies at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the Commission. Such information may also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

         The following documents or portions thereof filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997 (File No. 1-13582).

         2. The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 26, 1998 (File No. 1-13582).

         3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement of which this Prospectus is a part, which amendment indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Prospectus. Each document incorporated into this Prospectus by reference shall be deemed to be a part hereof from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents which are not themselves specifically incorporated by reference in such documents). Written or telephone requests should be directed to: Ms. Marylaurel E. Wilks, Esq., Corporate Counsel & Director of Investor Relations, Speedway Motorsports, Inc., P.O. Box 600, U.S. Highway 29 North, Concord, North Carolina 28026-0600, Telephone (704) 455-3239.

                                  THE COMPANY

         The Company is a leading promoter, marketer and sponsor of motorsports activities in the United States. As the owner and operator of Atlanta Motor Speedway ("AMS"), Bristol Motor Speedway ("BMS"), Charlotte Motor Speedway ("CMS"), Sears Point Raceway ("SPR") and Texas Motor Speedway ("TMS"), the Company has one of the largest portfolios of major speedway facilities in the motorsports industry. The Company currently will sponsor 15 major annual racing events in 1998 sanctioned by NASCAR, including nine races associated with the Winston Cup professional stock car racing circuit (the "Winston Cup") and six races associated with the Busch Grand National circuit. The Company will also sponsor four Indy Racing League ("IRL") racing events, three NASCAR Craftsman Truck Series racing events, and one National Hot Rod Association Nationals racing event. The Company also owns, operates and sanctions the Legends Car Racing Circuit and the Bandolero Car Circuit (the "Legends Circuit") entry-level stock car racing series for which it manufactures and sells smaller-scale, modified cars and parts through its 600 Racing Inc. subsidiary ("600 Racing").

         Motorsports is the fastest growing spectator sport in the United States, and NASCAR-sanctioned stock car racing is the fastest growing industry segment. In 1997, NASCAR sanctioned 92 Winston Cup, Busch Grand National and Craftsman Truck Series races which were attended by approximately 9.0 million spectators. Attendance of such NASCAR events has increased at a compound annual growth rate of 13.2% since 1995. Based on information developed independently by The Goodyear Tire & Rubber Co. ("Goodyear"), spectator attendance at Winston Cup and Busch Grand National events increased at compound annual growth rates of 7.6% and 14.5%, respectively, from 1995 to 1997. Races are generally heavily promoted, with a number of supporting events surrounding the main race event, for a total weekend experience.

         The Company completed construction of TMS in Fort Worth, Texas on March 31, 1997, hosting its first major NASCAR Winston Cup race on April 6, 1997. TMS is the second-largest sports facility in the United States with permanent seating capacity of approximately 150,000, 194 suites and 76 condominiums. As of December 31, 1997, the Company's total permanent seating capacity exceeded 525,000, the largest in the motorsports industry. The Company believes that spectator demand for its largest events exceeds existing permanent seating capacity at each of its speedways. In 1997, the Company added more than 236,000 permanent seats, including approximately 22,000 at AMS, 39,000 at BMS, and 25,000 at CMS, and the opening of TMS. At December 31, 1997, AMS, BMS, and CMS had permanent seating capacity of approximately 124,000, 116,000, and 135,000, respectively, in each case excluding infield admission, temporary seats and general admission. Also at December 31, 1997, the Company had 141 luxury suites at AMS, 55 at BMS, and 109 at CMS. SPR currently does not have permanent seating capacity but provides temporary seating and suites for approximately 18,000 spectators in addition to other general admission seating arrangements along its
2.52 mile road course.

         The Company derives revenues principally from the sale of tickets to automobile races and other events held at its speedway facilities, the sale of food, beverages, and souvenirs during such events, the sale of sponsorships to companies that desire to advertise or sell their products or services at such events and from the licensing of television, cable network and radio rights to broadcast such events. In 1997, the Company derived approximately 80% of its total revenues from events sanctioned by NASCAR. The Company has experienced substantial growth in revenues and profitability as a result of the continued improvement and expansion of and investment in its facilities, its consistent marketing and promotional efforts and the overall increase in popularity of Winston Cup, Busch Grand National, Indy Racing League and other motorsports events in the United States.

          In recent years, television coverage and corporate sponsorship have increased for NASCAR-related events. All NASCAR Winston Cup and Busch Grand National events are currently broadcast by ABC, CBS, ESPN, TBS or TNN. Also, all Indy Racing League events sponsored by the Company are currently broadcast. The Company has entered into television rights contracts for all its major sanctioned events. According to NASCAR, major national corporate sponsorships (which currently include over 70 Fortune 500 companies) of NASCAR-sanctioned events has also increased significantly. Sponsors include such companies as Coca-Cola, General Motors, NAPA, Prime Star, Save Mart, Food City, Goody's, and RJR Nabisco. The Company intends to increase the exposure of its current Winston Cup, Busch Grand National and Indy Racing League events, add television coverage to other speedway events, increase broadcast and sponsorship revenues, and schedule additional racing and other events at each of its speedway facilities.

         The Company's principal executive offices are located at U.S. Highway 29 North, Concord, North Carolina 28026 (telephone (704) 455-3239).

                                  RISK FACTORS

         Prospective investors should carefully consider the following factors, in addition to the other information in this Prospectus, before purchasing any Shares.

RELATIONSHIP WITH NASCAR.

         The Company's success has been and will remain dependent to a significant extent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup and Busch Grand National races. The Company currently holds licenses to sponsor nine Winston Cup races and six Busch Grand National races. In 1997, NASCAR-sanctioned races accounted for approximately 80% of the Company's total revenues. Each NASCAR event license is awarded on an annual basis. Although management believes that its relationship with NASCAR is good, NASCAR is under no obligation to continue to license the Company to sponsor any event. Nonrenewal of a NASCAR event license would have a material adverse effect on the Company's financial condition and results of operations. The Company's strategy has included growth through the addition of motorsports facilities. There can be no assurance that the Company will continue to obtain NASCAR licenses to sponsor races at such facilities.

COMPETITION.

         Motorsports promotion is a competitive industry. The Company competes in regional and national markets to sponsor events, especially NASCAR-sanctioned events. Certain of the Company's competitors have resources that exceed those of the Company. NASCAR is owned by Bill France, Jr. and the France family, who also control International Speedway Corporation ("IS"). IS presently holds licenses to sponsor nine Winston Cup races, more than any other track owner except for the Company. Bill France, Jr. also has made a substantial investment in Penske Motorsports, Inc., another track operator. The Company also competes locally with other sports and entertainment businesses, many of which have resources that exceed those of the Company. There can be no assurance that the Company will maintain or improve its position in light of such competition.

FINANCIAL IMPACT OF BAD WEATHER.

         The Company sponsors and promotes outdoor motorsports events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although the Company sells tickets well in advance of its events, poor weather conditions can have an effect on the Company's results of operations.

INDUSTRY SPONSORSHIPS AND GOVERNMENT REGULATION.

         The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of this promotion, sponsorship and advertising revenue. Advertising by the tobacco and liquor industries is generally subject to greater governmental regulation than advertising by other sponsors of the Company's events. In addition, certain of the Company's sponsorship contracts are terminable upon the implementation of adverse regulations. In August 1996, the U.S. Food and Drug Administration (the "FDA") published regulations that would substantially restrict tobacco industry sponsorship of sporting events. Implementation of the new regulations affecting sponsorship was scheduled to occur in February 1998, but has not yet occurred, in part due to several pending legal challenges to the regulations by third parties which, the Company believes, may continue to extend the regulatory process. Implementation of any new FDA regulations affecting sponsorship also depends upon the outcome of prospective tobacco legislation, discussed below. The final outcome of this regulatory process is uncertain, and the impact on the Company, if any, is unclear.

         In June 1997, tobacco industry representatives, health groups, state attorney generals and certain plaintiffs' lawyers reached a settlement that would, among other things, impose strict new limits on tobacco marketing and advertising, including a ban on outdoor billboards and sponsoring sporting events (the "June 1997 Settlement"). On March 30, 1998, the Commerce Committee of the United States Senate proposed compromise legislation, sponsored by Senator John McCain (R.-Ariz.) (the "McCain Bill"), that would enact tougher and more far reaching restrictions than those contained in the June 1997 Settlement. The McCain Bill would, among other things, permit class action lawsuits and punitive damages, give the FDA the power to regulate tobacco products, increase taxes on cigarettes by $1.10 a pack, and end tobacco industry sponsorship of sporting events. In early April 1998, executives from the top five cigarette manufactures in the United States announced that they would not support legislative efforts to enact the June 1997 Settlement or cooperate further with the Clinton Administration in securing another tobacco settlement, unless the more restrictive elements of the McCain Bill were mitigated. As of the date of this Prospectus, significant uncertainty exists as to whether the June 1997 Settlement or any FDA regulations will be implemented, or what their final terms will include. Moreover, the status of the McCain Bill or similar legislation that may be introduced in the future is unknown.

         Consequently, no assurance can be given that the tobacco industry will continue to sponsor sporting events, that suitable alternative sponsors could be located, or that NASCAR will continue to sanction individual racing events sponsored by the tobacco industry at any of the Company's facilities. Advertising and sponsorship revenue from the tobacco industry accounted for approximately 1% of the Company's total revenues in both fiscal 1996 and 1997. In addition, the tobacco industry provides financial support to the motorsports industry through, among other things, its purchase of advertising time, sponsorship of racing teams and racing series such as NASCAR's Winston Cup series.

DEPENDENCE ON KEY PERSONNEL.

         The Company's success depends upon the availability and performance of its senior management, particularly O. Bruton Smith, the Company's Chairman and Chief Executive Officer, and H.A. "Humpy" Wheeler, its President and Chief Operating Officer, who have managed the Company as a team for over 20 years. Their experience within the industry, especially their working relationship with NASCAR, will continue to be of considerable importance to the Company. The loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans.

SEASONALITY AND EXPECTED QUARTERLY LOSSES.

         The Company has derived a substantial portion of its total revenues from admissions and event-related revenue attributable to NASCAR-sanctioned races held in March, April, May, August, October and November. As a result, the Company's business has been, and is expected to remain, highly seasonal. During 1996 and 1997, the Company's second and fourth quarters accounted for approximately 75% and 78%, respectively, of the Company's total annual revenues and approximately 96% and 100%, respectively, of its total annual operating income. During 1997, the Company's second quarter represented minimal operating income or losses represented a significantly higher percentage of annual revenues and operating income as a result of the addition of racing events at TMS and the scheduling of racing events at SPR. The Company sometimes produces minimal operating income or losses during its first and third quarters, when it hosts only one NASCAR race weekend. The concentration of the Company's racing events in the second quarter and the growth in the Company's operations with attendant increases in overhead expenses will tend to increase operating losses in future first and third quarters. Additionally, race dates at the Company's various facilities may from time to time be changed, lessening the comparability of the financial results of quarters between years and increasing or decreasing the seasonal nature of the Company's business.

CONTROL OF THE COMPANY.

         As of March 31, 1997, Mr. Smith, who is the Chairman of the Company, owned, directly and indirectly, approximately 67.7% of the outstanding shares of Common Stock. As a result, Mr. Smith will continue to control the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's directors.

LEGAL PROCEEDINGS.

         On March 13, 1998, a civil complaint was filed in the United States District Court of New Jersey in a matter styled "Atlantic City Racing Association v. Sonic Financial Corp. and Speedway Motorsports, Inc." (the "ACRA Complaint"). The ACRA Complaint alleges that Sonic Financial and the Company refused to close a purchase agreement concerning land to be sold to Sonic Financial by the plaintiff. The plaintiff claims that Sonic Financial and the Company misrepresented their intention to close the transaction, breached the purchase agreement and acted in bad faith, thereby entitling the plaintiff to specific performance as well as unspecified compensatory and punitive damages, interest, attorneys' fees, costs of suit and other relief. The Company denies the allegations of the ACRA Complaint and will defend itself vigorously. The Company was not a party to the agreement in question. Furthermore, the agreement specifically states that the sole remedy of the seller is liquidated damages of $100,000 and that the prospective buyer could terminate the agreement for a number of reasons. The Company's financial condition and results of operations could be adversely affected by a judgement against the Company on claims under the ACRA Complaint.

LIABILITY FOR PERSONAL INJURIES.

         Motorsports can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of the Company business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances. The Company also may be subject to product liability claims, for which it is self-insured, with respect to the manufacture and sale of Legends and Bandolero Cars. The Company's financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

ENVIRONMENTAL MATTERS.

         Solid waste landfilling has occurred on and around the Company's property at CMS for many years. Landfilling of general categories of municipal solid waste on the CMS property ceased in 1992. There are two landfills ("LCID" landfills) currently operating at CMS, however, that are permitted to receive inert debris and waste from land clearing activities. Two other LCID landfills on the CMS property were closed in 1994. CMS intends to allow similar LCID landfills to be operated on the CMS property in the future. CMS also leases certain CMS property to a subsidiary of Browning-Ferris Industries, Inc. ("BFI") for use as a construction and demolition debris landfill (a "C&D" landfill), which can receive solid waste resulting solely from construction, remodeling, repair or demolition operations on pavement, buildings or other structures, but cannot receive inert debris, land-clearing debris or yard debris. In addition, the subsidiary of BFI owns and operates an active solid waste landfill adjacent to CMS. The Company believes that the active solid waste landfill was constructed in such a manner as to minimize the risk of contamination to surrounding property.

         Portions of the inactive solid waste landfill areas on the CMS property are subject to a groundwater monitoring program and data are submitted to the North Carolina Department of Environment and Natural Resources ("DENR"). DENR has noted that data from certain groundwater sampling events have indicated levels of certain regulated compounds that exceed acceptable trigger levels and organic compounds that exceed regulatory groundwater standards. DENR has not acted to require any remedial action by the Company at this time with respect to this situation. It is possible that action could be required of the Company by DENR in the future with respect to this situation, which could require the Company to incur costs that could be material.

         The Company believes that the Company's operations, including the landfills on its property, are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation or remediation, or both, of such contamination or damage caused thereby. The amount of such liability, as to which the Company is self-insured, could be material. Changes in federal, state or local laws, regulations or requirements, or the discovery of previously unknown conditions, could require additional expenditures by the Company.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale by the Selling Security Holders of the Shares offered hereby. The proceeds from the sales of Shares offered hereby shall be retained solely by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

The following persons are currently directors of the Company, each of whom is eligible to sell pursuant to this Prospectus the number of Shares set forth opposite his name in the table below.

--------------------------------------------------------------------------------------------------------------------
                                      Number of Shares
                                  Beneficially Owned Prior   Number of Shares           Shares Beneficially
    Selling Security Holders             to Offering              Offered              Owned After Offering:
                                                                                       Number        Percent
--------------------------------------------------------------------------------------------------------------------
Mark M. Gamble                             60,000                 60,000                 0                --
Director
--------------------------------------------------------------------------------------------------------------------
William P. Benton                          40,000                 40,000                 0                --
Director
--------------------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

         The Selling Security Holders have advised the Company that they intend to sell the Shares offered hereby from time to time on or off the New York Stock Exchange at prices prevailing in such market at the time of sale. The Selling Security Holders may also sell all of any portion of such Shares from time to time in private transactions at negotiated prices. Any such transactions may be effectuated directly or through broker-dealers, who may act as agent or as principal. The Selling Security Holders, and any broker-dealers participating in such transactions, may be deemed to be underwriters within the meaning of the Securities Act.

         Broker-dealers participating in such transactions as agent may receive fees or commissions from Selling Security Holders or from the other parties to the transactions. Usual and customary, or specifically negotiated, brokerage fees or commissions are to be paid by the Selling Security Holders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares on the New York Stock Exchange, in negotiated transactions or otherwise at market prices prevailing at the time of sale. Any commissions paid or any discounts or concessions allowed to such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received by them on the resale of such Shares, may be deemed to be underwriting compensation within the meaning of the Securities Act. The Company will pay the expenses incident to the registration of the Shares offered hereby.

                                MATERIAL CHANGES

         There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on Form 10-Q or Form 8-K under the Exchange Act.

                                INDEMNIFICATION

         The Company's Bylaws effectively provide that the Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Company's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

         Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any actions, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which

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


the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company maintains insurance against liabilities under the Act for the benefit of its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of June, 1998.

                                                     SPEEDWAY MOTORSPORTS, INC.

                                                 By: /s/ WILLIAM R. BROOKS
                                                     ___________________________

                                                     William R. Brooks
                                                     Vice President, Treasurer
                                                     & Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                              Title                        Date
---------                              -----                        ----
/s/               *                    Chairman and Chief           June 1, 1998
_____________________________________  Executive Officer
O. Bruton Smith

/s/               *                    President, Chief Operating   June 1, 1998
_____________________________________  Officer and Director
H.A. Wheeler

/s/ WILLIAM R. BROOKS                  Vice President, Chief        June 1, 1998
_____________________________________  Financial Officer, Treasurer
William R. Brooks                      and Director

/s/               *                    Executive Vice President     June 1, 1998
_____________________________________  and Director
Edwin R. Clark

/s/               *                    Director                     June 1, 1998
_____________________________________
William P. Benton

/s/               *                    Director                     June 1, 1998
_____________________________________
Mark M. Gambill

* By: /s/         WILLIAM R. BROOKS                                 June 1, 1998
      ______________________________________
      William R. Brooks

      (ATTORNEY-IN-FACT FOR EACH
       OF THE PERSONS INDICATED)

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


                               INDEX TO EXHIBITS

   Exhibit No.                         Description
   -----------                         -----------
       4.1* Speedway Motorsports, Inc. Formula Stock Option Plan, as amended (the "Plan") (incorporated by reference to Exhibit
                    10.13 to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995).

       4.2* Formula Stock Option Agreement and Grant Pursuant to the Plan (included as an exhibit to the Plan).

       5.1* Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities registered.

      23.1          Consent of Deloitte & Touche L.L.P.

      23.2* Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 to the Registration Statement).

      24* Power of Attorney (included on the signature page to the Registration Statement).

------------------
*Previously filed

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